EXHIBIT 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

GOODLAND ADVANCED FUELS, INC., and

AEMETIS CARBON CAPTURE, INC.,

as Borrowers

and

AEMETIS, INC.,

AEMETIS ADVANCED PRODUCTS KEYES, INC.,

 AEMETIS ADVANCED FUELS KEYES, INC.,

AEMETIS PROPERTY KEYES, INC.,

AEMETIS RIVERBANK, INC.,

AEMETIS PROPERTIES RIVERBANK, INC.,

AEMETIS ADVANCED PRODUCTS RIVERBANK, INC.,

AEMETIS HEALTH PRODUCTS, INC.,

AEMETIS INTERNATIONAL, INC.,

AEMETIS TECHNOLOGIES, INC.,

AE ADVANCED FUELS, INC.,

AEMETIS BIOFUELS, INC.,

AEMETIS AMERICAS, INC.,

AEMETIS ADVANCED FUELS, INC.,

AEMETIS FACILITY KEYES, INC.,

ENERGY ENZYMES, INC.,

AE BIOFUELS, INC.,

AEMETIS ADVANCED BIOREFINERY KEYES, INC.,

and

SUCH OTHER PERSONS WHO BECOME GUARANTORS FROM TIME TO TIME,

as Guarantors

and

THE LENDERS PARTY HERETO FROM TIME TO TIME,

as Lenders

and

THIRD EYE CAPITAL CORPORATION,

as Agent

TABLE OF CONTENTS

SECTION 1	DEFINITIONS.		1
	1.1	Definitions	1
	1.2	Accounting Terms	11
	1.3	Terms Generally	11
	1.4	Times of Day	11

SECTION 2.	TERMS OF LOANS AND REPAYMENT.		12
	2.1	Revolving Lines	12
	2.2	Revolving Advances	12
	2.3	Repayment	14
	2.4	Interest	14
	2.5	Prepayments and Voluntary Termination	14
	2.6	Increased Costs	15
	2.7	Illegality	15
	2.8	Payments and Computations	15
	2.9	Taxes	16
	2.10	Maximum Interest Rate	16
	2.11	Application of Payments	16
	2.12	Fee and Side Letter	16
	2.13	Costs and Expenses	17

SECTION 3.	CONDITIONS OF LOANS		17
	3.1	Conditions Precedent to Initial Loans	17
	3.2	Conditions Precedent to all Loans	18

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.		19

SECTION 5.	COVENANTS OF THE OBLIGORS.		21
	5.1	Affirmative Covenants	21
	5.2	Negative Covenants	26

SECTION 6.	EVENTS OF DEFAULT; REMEDIES.		29
	6.1	Events of Default	29
	6.2	Remedies	31
	6.3	Waiver of Default	31
	6.4	Enforcement by the Lenders	32
	6.5	Protective Payments	32

SECTION 7.	THE AGENT		32
	7.1	Appointment and Authorization	32
	7.2	Delegation of Duties	32
	7.3	Liability of Agent	33
	7.4	Successor Agent	33
	7.5	Credit Decision	33
	7.6	Agency for Perfection	33
	7.7	Concerning the Collateral and the Related Credit Documents	34
	7.8	Agent May File Bankruptcy Disclosure and Proofs of Claim	34

SECTION 8.	MISCELLANEOUS.		34
	8.1	Amendments, Etc	34
	8.2	Notices	34
	8.3	No Waiver; Remedies	35
	8.4	Right of Setoff	35
	8.5	Waiver; Etc	35
	8.6	Assignments	35
	8.7	Governing Law	35
	8.8	Jurisdiction, Etc	36
8.9	Indemnification	36
8.10	Acknowledgements	37
8.11	Severability	37
8.12	Survival	37
8.13	Confidentiality	37
8.14	Headings	37
8.15	WAIVER OF JURY TRIAL	37
8.16	Entire Agreement	38
8.17	Marshaling, Payments Set Aside	38
8.18	USA Patriot Act Notice	38
8.19	Affirmation	38
8.20	Release	39
8.21	Counterparts	39
8.22	Electronic Execution	39

i

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of March 2, 2022 (the “Agreement Date”), is made among GOODLAND ADVANCED FUELS, INC., a Delaware corporation (the “Fuels Borrower”), AEMETIS CARBON CAPTURE, INC., a Nevada corporation (the “Carbon Borrower,” and together with the Fuels Borrower, each a “Borrower,” and collectively, the “Borrowers”), AEMETIS, INC., a Delaware corporation, AEMETIS ADVANCED PRODUCTS KEYES, INC., a Delaware corporation, AEMETIS ADVANCED FUELS KEYES, INC., a Delaware corporation, AEMETIS PROPERTY KEYES, INC., a Delaware corporation, AEMETIS RIVERBANK, INC., a Delaware corporation, AEMETIS PROPERTIES RIVERBANK, INC., a Delaware corporation, AEMETIS ADVANCED PRODUCTS RIVERBANK, INC., a Delaware corporation, AEMETIS HEALTH PRODUCTS, INC., a Delaware corporation, AEMETIS INTERNATIONAL, INC., a Nevada corporation, AEMETIS TECHNOLOGIES, INC., a Delaware corporation, AE ADVANCED FUELS, INC., a Delaware corporation, AEMETIS BIOFUELS, INC., a Delaware corporation, AEMETIS AMERICAS, INC., a Nevada corporation, AEMETIS ADVANCED FUELS, INC., a Nevada corporation, AEMETIS FACILITY KEYES, INC., a Delaware corporation, ENERGY ENZYMES, INC., a Delaware corporation, AE BIOFUELS, INC., a Delaware corporation, and AEMETIS ADVANCED BIOREFINERY KEYES, INC., a Delaware corporation (collectively with the Borrowers, the “Obligors,” and each individually, an “Obligor”), THIRD EYE CAPITAL CORPORATION, an Ontario corporation, for itself and as administrative agent and collateral agent for and on behalf of the Lenders (in such aforesaid capacities, or any successor or assign in such capacities, the “Agent”), and the Lenders made a party hereto from time to time.

RECITALS:

Whereas, the Fuels Borrower, the Agent, the Noteholders party thereto (as defined thereunder, immediately before the effectiveness of this Agreement) on the Agreement Date and the other parties thereto are parties to that certain Note Purchase Agreement, dated as of June 30, 2017 (the “Original Closing Date”) (as amended pursuant to that certain Amendment No. 1 to Note Purchase Agreement, dated as of June 28, 2018, and that certain Amendment No. 2 to Note Purchase Agreement, dated as December 3, 2018, and as further amended, modified, supplemented or otherwise modified from time to time before the Agreement Date, the “Existing Agreement”);

Whereas, the parties to the Existing Agreement and the parties to this Agreement desire to amend the Existing Agreement on the terms and conditions of this Agreement, and

Whereas, in connection with the execution of this Agreement the Borrowers hereunder have requested that the Lenders make available the Revolving Lines, the proceeds of which will be used by each Borrower, as applicable, for the purposes set out in Section 5.1(i), as applicable, and the Lenders are prepared to make available such Revolving Lines on and subject to the terms and conditions hereof.

Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1.        DEFINITIONS.

1.1 Definitions.  For the purposes of this Agreement, capitalized words and phrases shall have the meanings set forth below:

“AAPK” means Aemetis Advanced Products Keyes, Inc., a Delaware corporation.

“Accounts” means any “account” as defined in the Uniform Commercial Code, as the same may be enacted and in effect in the State of New York, and includes all accounts receivable and other sums owing to a Person.

“AEFK” means Aemetis Advanced Fuels Keyes, Inc., a Delaware corporation.

1

“AEFK Debt” means the revolving debt under the AEFK Note Purchase Agreement.

“AEFK Note Purchase Agreement” means that certain Amended and Restated Note Purchase Agreement dated as of July 6, 2012 by and among AEFK, Aemetis Facility Keyes, Inc. (successor-in-interest to Keyes Facility Acquisition Corp.), the Parent and the other parties thereto as amended from time to time.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning ascribed thereto in the preamble hereof.

“Agreement” means this Amended and Restated Credit Agreement, including the Schedules and other attachments hereto, as amended, varied, supplemented, restated, renewed or replaced at any time and from time to time.

“Annual Budget” has the meaning ascribed thereto in Section 5.1(c)(5) hereof.

“APKI” means Aemetis Property Keyes, Inc., a Delaware corporation.

“APKI Deed of Trust” means the Deed of Trust, Security Agreement and Fixture Filing with Assignment of Leases and Rents to Secure Guaranty, dated as of December 11, 2018, executed by APKI in favor of the Agent for the benefit of the Lenders to secure APKI’s obligations pursuant to the Guaranty, as amended.

“APKI Mortgaged Property” means the property subject to the APKI Deed of Trust.

“APKI Mortgaged Property Market Value” means the “as is” fair market value of the APKI Mortgaged Property as determined semi-annually by Edwards, Lien & Toso, Inc. or such other independent valuation expert acceptable to the Agent.

“Borrowers” has the meaning ascribed thereto in the preamble hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the cities of New York, New York or Toronto, Ontario are authorized or obligated by law or executive order to close.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset including real estate and buildings, as well as the engineering, permitting, fabrication and installation of equipment.  For purposes of this definition, the purchase price of equipment that is purchased, in a transaction permitted hereunder, substantially concurrently with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time, the proceeds of such asset sale or the amount of such insurance proceeds, as the case may be.

“Capital Stock” means, with respect to any Person, (a) any and all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests in) such Person, (b) any and all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and (c) all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), in the case of clauses (a) through (c) above, whether voting or nonvoting, and whether or not such shares, participations, warrants, options, rights or other interests are outstanding on any date of determination.

2

“Carbon Revolving Line” means Revolving Advances, in an initial amount of up to Twenty-Five Million Dollars ($25,000,000.00) of principal in the aggregate and, subject to the satisfaction of certain terms and conditions set forth in the Fee and Side Letter, of up to Fifty Million Dollars ($50,000,000.00) of principal in the aggregate.

“Carbon Revolving Line Commitment” means the principal amount made available by each Lender to the Carbon Borrower in respect of Revolving Advances pursuant to the terms hereof, in an amount up to the principal amount set forth on Schedule 1.1(a).

“Carbon Revolving Line Maturity Date” means March 1, 2026.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change of Control” means (a) a situation or event by which the Parent is not, directly or indirectly, the legal and beneficial holder of 100% of the Capital Stock of each Borrower and each other Obligor, (b) Eric McAfee ceases to be (i) the owner, directly or indirectly, of at least one million shares of the Capital Stock of the Parent, (ii) a director of each Borrower, and (iii) the senior officer of each Obligor, (c) an Obligor’s equity owners approve any plan or proposal for the liquidation or dissolution of such Obligor, (d) the sale of all or substantially all of the assets of an Obligor, and (e) the execution by any Obligor, as applicable, of any agreement, letter of intent, commitment, arrangement or understanding with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, may reasonably be expected to result in any of the events in clauses (a) through (d) above.

“Closing Date” means March 2, 2022.

“Collateral” means all Property of the Borrowers and the Guarantors, together with all of the “Collateral”, “Mortgaged Property” and “Secured Property” referred to in, and all other Property described in, any Security Documents as security for any Loan Indebtedness and all other Property that now or hereafter secures (or is intended to or purports to secure) any Loan Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means this Agreement, the Security Documents, the Fee and Side Letter, and all other documents, promissory notes, instruments and agreements executed and delivered pursuant to or in connection with this Agreement, together with any and all extensions, renewals, amendments and modifications of any of the foregoing.

“Current Assets” means, as of any date of determination, all current assets on the consolidated balance sheet of the Carbon Borrower and its Subsidiaries determined in accordance with GAAP.

“Current Liabilities” means, as of any date of determination, all current liabilities on the consolidated balance sheet of the Carbon Borrower and its Subsidiaries determined in accordance with GAAP.

3

“Default Rate” means a rate of interest per annum equal to the Interest Rate applicable to the Loans of each Lender, as applicable, plus six percent (6%) per annum.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive territorial Sanctions.

“Disclosed Substances” shall mean any and all Hazardous Materials (as such term is defined in the mortgage or deed of trust in favor of the Agent for any particular real property) that are required by or created during the production of advanced fuels and its associated cleaning processes.

“Distributions” means (a) any declaration or payment of a distribution, interest or dividend on or with respect to any Capital Stock of any Person (whether in cash, securities or other Property), (b) any payment-in-kind or other form of payment of money on or with respect to any Capital Stock of any Person; (c) any distribution, advance or repayment of Indebtedness to a holder of Capital Stock of any Person; or (d) any payment or other distribution (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of any Person, or on account of any return of capital to the stockholders, partners or members of any Person.

“Dollars” and “$” mean lawful money of the United States of America.

“Drawdown” means a Revolving Advance to be made pursuant to Article 2.

“Drawdown Date” means the date (being a Business Day) on which a Revolving Advance is made.

“EB-5 Program” means the EB-5 program administered by the U.S. Citizenship and Immigration Services, U.S. Department of Homeland Security.

“EB-5 Program Issuance” means an offering by an Obligor or any of their Affiliates under the EB-5 Program.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning specified in Section 6.1 hereof.

“Excluded Subsidiaries” means Aemetis Biogas, LLC and each existing or future, direct or indirect, Subsidiary thereof.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as in effect on the Agreement Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Fee and Side Letter” means the fee letter agreement between the Agent and the Borrowers dated as of the Agreement Date.

“Financial Instrument” means any agreement pursuant to which Financial Instrument Obligations are created or incurred.

4

“Financial Instruments Obligations” means, with respect to any Person, obligations arising under:

(a) interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is interest rates or the price, value or amount payable thereunder is dependent or based upon interest rates or  fluctuations in interest rates in effect from time to time (but excluding non-speculative conventional floating rate indebtedness);

(b) currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c) any agreement for the making or taking of any commodity (including coal, natural gas, oil and electricity, but specifically excluding any agreements for the sale of coal to brokers or end-users), swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Person where the subject matter thereof is any commodity or the price, value or amount payable thereunder is dependent or based upon the price or fluctuations in the price of any commodity;

or any other similar transaction, including any option to enter into any of the foregoing, or any combination of the foregoing, in each case to the extent of the net amount due or accruing due by the Person under the obligations determined by marking the obligations to market in accordance with their terms.

“Fuels Mortgage” means the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing Mortgage, dated as of July 10, 2017, executed by the Fuels Borrower in favor of the Agent for the benefit of the Lenders to secure the Loan Indebtedness, as amended.

“Fuels Mortgaged Property” means the property subject to the Fuels Mortgage.

“Fuels Mortgaged Property Market Value” means the “as is” fair market value of the Fuels Mortgaged Property as determined semi-annually by Natwick Associates or such other independent valuation expert acceptable to the Agent.

“Fuels Revolving Line” means Revolving Advances, in an initial amount of up to Ten Million Dollars ($10,000,000.00) of principal in the aggregate and, subject to the satisfaction of certain terms and conditions set forth in the Fee and Side Letter, of up to Fifty Million Dollars ($50,000,000.00) of principal in the aggregate.

“Fuels Revolving Line Commitment” means the principal amount made available by each Lender to the Fuels Borrower in respect of Revolving Advances pursuant to the terms hereof, in an amount up to the principal amount set forth on Schedule 1.1(a).

“Fuels Revolving Line Maturity Date” means March 1, 2025.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Security Agreement” means that certain Amended and Restated General Security Agreement, dated as of the Agreement Date, by the Obligors and the Agent, and any other general security agreement executed by an Obligor after the Agreement Date in favor of the Agent, in each case, granting a first priority Lien to the Agent, for the benefit of the Lenders, to secure any Loan Indebtedness.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof (whether federal, state, local or otherwise), any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies), any securities exchange and any self-regulatory organization.

5

“Guaranty” means that certain Amended and Restated Guaranty, dated as of the Agreement Date, by each Guarantor party thereto in favor of the Agent, that guarantees any and all Loan Indebtedness.

“Guarantor” means each Obligor and each other Person who guarantees payment or performance of any of the Revolving Advances, including Parent, and each existing or future, direct or indirect, Subsidiary, joint venture or Affiliate of Parent or any Obligor which Agent deems material with respect to each Revolving Line, as applicable. For the avoidance of doubt, in no event will any of the Excluded Subsidiaries be deemed a Guarantor.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all obligations of such Person in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, letters of guaranty, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, whether such obligations are contingent or otherwise;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out or royalty obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (iii) liabilities associated with any prepayments and deposits);

(d) indebtedness (excluding prepaid interest thereon) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being purchased by such Person (including indebtedness arising under any mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all capitalized amounts under capital leases;

(f) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; and

(g) all guarantees by such Person in respect of any Indebtedness of any other Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership, joint venture or other entity to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (d) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property of such Person that is encumbered thereby as determined by such Person in good faith.

“Initial Revolving Advance” has the meaning set forth in Section 2.2(a) hereof.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of December 3, 2018, by and between (i) Third Eye Capital Corporation, in its capacity as agent for the Noteholders under the AEFK Note Purchase Agreement, and (ii) the Agent (in its capacity as agent for the Lenders under the terms of this Agreement) or any other intercreditor agreements or replacement thereof.

6

“Interest Payment Date” has the meaning specified in Section 2.4(c) hereof.

“Interest Rate” means (a) with respect to the Revolving Advances made under the Fuels Revolving Line, a rate of interest per annum equal to the greater of (i) Prime Rate plus 6.00% and (ii) ten percent (10.00%), and (b) with respect to the Revolving Advances made under the Carbon Revolving Line, a rate of interest per annum equal to the greater of (i) Prime Rate plus 4.00% and (ii) eight percent (8.00%).

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities or other equity interests), and any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person.

 “Lenders” means each Person listed on the signature pages hereof as a Lender, and shall include all successors and permitted assigns of such Persons.

“Lien” as applied to the Property of any Person means: (a) any mortgage, deed to secure debt, deed of trust, lien, hypothec, pledge, charge, lease constituting a capital lease obligation, conditional sale or other title retention agreement (or other lease having a substantially similar economic effect), or other security interest, hypothec, privilege, priority, security title, deposit arrangement or encumbrance of any kind in respect of any Property of such Person, or upon the income or profits therefrom, (b) any arrangement, express or implied, under which any Property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person, (c) the filing of, or any agreement to give, any financing statement, publication or registration (or any of its equivalent in any jurisdiction) in respect of any of the foregoing (including any such precautionary filings), and (d) any other lien, charge, privilege, secured claim, title retention, garnishment right, deemed trust, encumbrance, hypothec, servitude, right-of-way, easement, privilege, priority or other right affecting Property, choate or inchoate, arising by any statute, act of law of any jurisdiction at common law or in equity or by agreement.

“Loan” or “Loans” means any Revolving Advance, including the Initial Revolving Advances, and any other extension of credit by the Agent or the Lenders for each Borrower’s benefit, as applicable.

“Loan Indebtedness” means the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Obligors to the Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Agent or to any Lender that are required to be paid by any Obligor pursuant hereto) or otherwise (and including interest, fees or other amounts accruing after the maturity of the Loans and interest, fees and other amounts accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor, whether or not a claim for any such post-filing or post‑petition interest, fees or other amount is allowed in such proceeding).

“Material Adverse Effect” means any condition or circumstance which has had, or could reasonably be expected to have, a material adverse effect on (i) the Property, nature of assets, business, results of operations, prospects, performance, liabilities or condition (financial or otherwise) of any Obligor; (ii) the rights or remedies of the Agent or the Lenders under the Credit Documents, (iii) the ability of any Obligor to perform its obligations under the Credit Documents or otherwise in connection with the Loans, or (iv) the validity or enforceability of any of the Credit Documents.

7

“Maturity Date” means each of the Fuels Revolving Line Maturity Date and the Carbon Revolving Line Maturity Date, as applicable.

“Mortgaged Properties” means, collectively, the APKI Mortgaged Property, the Fuels Mortgaged Property and any other property of an Obligor that becomes subject to a mortgage or deed of trust in favor of the Agent.

“Noteholders” means the noteholders under the Existing Agreements immediately before the effectiveness of this Agreement.

“Obligors” means the collective reference to the Borrowers and the Guarantors, and “Obligor” means any one of them.

“Original Closing Date Warrant” means that certain Warrant to Purchase Common Stock dated as of the Original Closing Date issued by the Fuels Borrower in favor of the Agent.

“Organic Documents” means, with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person and/or the affairs and conduct of such Person’s business.

“Parent” means Aemetis, Inc., a Delaware corporation.

“Paris Agreement” means the international treaty on climate change entered into force on November 4, 2016 to limit global warming.

“Perfection Certificate” means the Perfection Certificate of the Borrowers and Guarantors delivered to the Agent on the Agreement Date.

“Permitted Indebtedness” means: (a) each Borrower’s Indebtedness to the Lenders under this Agreement and the other Credit Documents; (b) Indebtedness existing on the Agreement Date and shown on the Perfection Certificate; (c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business, except for trade payables overdue by more than 120 days; (d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (e) Indebtedness consisting of contingent reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of a Borrower, any other Obligor or their Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding; (f) Indebtedness by an Obligor to another Obligor; (g) the incurrence by any Obligor of Indebtedness under hedging arrangements that are incurred for the bona fide purposes of hedging the interest rate, commodity or foreign currency risks associated with such Obligor’s operations and not for speculative purposes; (h) Indebtedness incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (g) of the definition of “Permitted Liens,” provided that (i) such Indebtedness is incurred within 60 days after such acquisition,  (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (iii) the amount of all such Indebtedness pursuant to this clause (h) does not exceed $500,000 in the aggregate at any time; (i) Indebtedness incurred in the ordinary course of business under performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations or in respect of worker’s compensation claims, and reimbursement obligations in respect of any of the foregoing; (j) Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Obligors, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period; and (k) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (j) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon any applicable Obligor or its Subsidiary, as applicable, as the case may be.

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“Permitted Investments” means: (a) Investments (including Subsidiaries) existing on the Agreement Date and shown on the Perfection Certificate; (b) Investments consisting of Cash Equivalents; (c) Investments consisting of deposit accounts in which the Agent has a perfected security interest; (d) Investments by each Borrower in Subsidiaries (other than, for the avoidance of doubt, the Excluded Subsidiaries) not to exceed $250,000 in the aggregate in any fiscal year of each Borrower; (e) Investments, in an aggregate amount not to exceed $250,000 in any fiscal year of each Borrower, consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, (h) Investments consisting of amounts receivable and credit extensions by a Borrower to another Obligor, (i) Investments consisting of the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (j) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $500,000 in the aggregate in any fiscal year.

“Permitted Liens” means: (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Person in conformity with GAAP; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of such Person; (e) Liens created pursuant to the Security Documents; (f) Liens securing Indebtedness existing on the Agreement Date and shown on the Perfection Certificate; (g) purchase money Liens on equipment and other fixed or capital assets acquired, constructed, improved or held by any Obligor in the ordinary course of its business so long as such Lien only attaches to such property but subject to the cap set forth in clause (h) in the defined term “Permitted Indebtedness”; (h) deposits and pledges of cash securing the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or obligations on surety, appeal bonds, performance bonds and other obligations of similar nature, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business; (i) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 6.1(f); (j) rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; (k) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums, (l) Liens of landlords and mortgagees of landlords arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (m) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $100,000.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

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“Pledge Agreement” means that certain Amended and Restated Pledge Agreement, dated as of the Agreement Date, by certain Obligors and the Agent, relating to a pledge of 100% of the Capital Stock of certain Obligors.

“Prime Rate” means that rate of interest reported daily in the Wall Street Journal (or any successor publication) as the Prime Rate, as such rate may vary from time to time; provided that if such rate of interest becomes unavailable for any reason as determined by the Agent, such other rate of interest publicly announced by from time to time a bank in New York as its Prime Rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, movable or immovable, tangible or intangible, including cash, securities, accounts and contract rights.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, members, fund managers and representatives of such Person and of such Person’s Affiliates.

“Request for Revolving Advance” means a notice substantially in the form set out in Schedule 1.1(b), and satisfactory to the Lenders.

“Requirement of Law” means as to any Person, its Organic Documents, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” of a Borrower or any other Obligor means the chief executive officer, president, chief financial officer and any other principal accounting officer of such Borrower or Obligor.

“Revolving Advance” and “Revolving Advances” means a cash advance or cash advances under a Revolving Line, as applicable, and includes the Initial Revolving Advances.

“Revolving Lines” means the Fuels Revolving Line and the Carbon Revolving Line.

“Revolving Line Commitments” means the Fuels Revolving Line Commitment and the Carbon Revolving Line Commitment.

“Revolving Line Commitment Percentage” means each of the Fuels Revolving Line Commitment Percentage and the Carbon Revolving Line Commitment Percentage, each as set forth on Schedule 1.1(a).

“Riverbank Project” shall mean the construction, building, ownership, operation and maintenance of a biofuels production facility located at 5300 Claus Rd, in Riverbank, California operated by AAPK and its Affiliates.

“Riverbank Project Value” means the value of the Riverbank Project determined on a cash-flow basis as determined semi-annually by an independent valuation expert acceptable to the Agent.

“Sanctioned Entity” means any of (a) a Designated Jurisdiction or a government of a Designated Jurisdiction, (b) an agency of the government of a Designated Jurisdiction, (c) an organization directly or indirectly controlled by a Designated Jurisdiction or its government, (d) a Person resident in or determined to be resident in a Designated Jurisdiction, or (e) a Person named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

“Sanctions” means any international economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

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“Security Documents” means the collective reference to the General Security Agreement, the Pledge Agreement, the Guaranty, the Intercreditor Agreement, the APKI Deed of Trust, the Fuels Borrower Mortgage, and all other mortgages, collateral assignments, security agreements, pledge agreements, account control agreements or other agreements, instruments or documents that create, perfect and/or purport to create or perfect a Lien on any Property of any Person to secure the Loan Indebtedness of any Obligor.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of an Obligor, but in no event shall include the Excluded Subsidiaries.

“Taxes” has the meaning set forth in Section 2.9 hereof.

“Term” means the period commencing on the Agreement Date and ending on the Carbon Revolving Line Maturity Date or the Fuels Revolving Line Maturity Date, as applicable.

“USDA Financing” means one or more financings by an Obligor or any of their Affiliates supported by the U.S. Department of Agriculture.

1.2 Accounting Terms.  Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP consistently applied and maintained throughout the period indicated.

1.3 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law, statute or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect as the defined term “Property.”

1.4 Times of Day.  Unless otherwise specified, all references herein or in any other Credit Document to times of day shall be references to Toronto, Ontario time.

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SECTION 2. TERMS OF LOANS AND REPAYMENT.

2.1  Revolving Lines.

(a) Availability.

(i) Subject to the terms and conditions of this Agreement, and relying on each of the representations and warranties set forth in each of the Credit Documents, the Lenders agree, individually as joint obligors, and not as joint and several obligors, to lend to the Fuels Borrower from time to time prior to the Fuels Revolving Line Maturity Date, according to each Lender’s pro rata share of the Fuels Revolving Line (based upon the respective Fuels Revolving Line Commitment Percentage of each Lender), Revolving Advances not to exceed the Fuels Revolving Line.  Amounts borrowed under the Fuels Revolving Line may be repaid and, prior to the Fuels Revolving Line Maturity Date, re-borrowed, subject to the applicable terms and conditions of this Agreement; and

(ii) Subject to the terms and conditions of this Agreement, and relying on each of the representations and warranties set forth in each of the Credit Documents, the Lenders agree, individually as joint obligors, and not as joint and several obligors, to lend to the Carbon Borrower from time to time prior to the Carbon Revolving Line Maturity Date, according to each Lender’s pro rata share of the Carbon Revolving Line (based upon the respective Carbon Revolving Line Commitment Percentage of each Lender), Revolving Advances not to exceed the Carbon Revolving Line.  Amounts borrowed under the Carbon Revolving Line may be repaid and, prior to the Carbon Revolving Line Maturity Date, re-borrowed, subject to the applicable terms and conditions of this Agreement.

(b) Termination; Repayment.

(i) The Fuels Revolving Line terminates on the Fuels Revolving Line Maturity Date and the principal amount of all applicable Revolving Advances, the unpaid interest thereon, and all other Loan Indebtedness relating to the Fuels Revolving Line shall thereupon be immediately due and payable; and

(ii)  The Carbon Revolving Line terminates on the Carbon Revolving Line Maturity Date and the principal amount of all applicable Revolving Advances, the unpaid interest thereon, and all other Loan Indebtedness relating to the Carbon Revolving Line shall thereupon be immediately due and payable.

(c) Overadvances.   If, at any time, the outstanding principal amount of the Revolving Advances with respect to any Revolving Line, as applicable, exceeds the Revolving Line Commitment for such Revolving Line, the applicable Borrower shall immediately pay to the Agent for the ratable benefit of the Lenders, as applicable, the amount of such excess (such excess, the “Overadvance”).  Without limiting each Borrower’s obligation to repay to the Agent any Overadvance, each Borrower, as applicable, agrees to pay to the Agent for the ratable benefit of the Lenders interest on the outstanding amount of any Overadvance, as applicable, on demand, at the Default Rate.

2.2   Revolving Advances.

(a) Each Borrower shall, as applicable, provide Agent with a Request for Revolving Advance not later than 2:00 p.m., Toronto time, at least five (5) Business Days before the date of the proposed Drawdown (provided that, for clarity, the Agent has previously provided its approval for projects underlying any Carbon Revolving Advances as required by #3 of Schedule 5.1(i)), unless otherwise agreed to in advance by the Agent and the Lenders; provided that, solely with respect to the Revolving Advance proposed to be made on the Closing Date under the Fuels Revolving Line (“Initial Revolving Advance”), the parties hereto agree that the related Request for each Initial Revolving Advance may be made on the Closing Date.  Each Drawdown of a Revolving Advance when made shall be in a minimum amount of $200,000, plus any increment of $20,000 in excess thereof, unless otherwise agreed to in advance by the Agent.

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(b) The Agent will be entitled to, and is hereby authorized and directed by each Borrower to, retain from the proceeds of all Revolving Advances of such Borrower such interest, fees, costs, expenses or other amounts due under the Credit Documents to the Agent and the Lenders (including any and all charges, outside counsel’s fees, other fees, etc. incurred by the Agent and the Lenders) and unpaid by such Borrower on the date that a Revolving Advance is made.  Notwithstanding any such retention of fees or other amounts owing to the Agent and the Lenders, a Borrower will be deemed in each case to have received a Revolving Advance in the amount so made available by the Agent and without regard to the retention by the Agent for such interest, fees, costs, expenses or other amounts (provided, however, that to the extent of any such retention by the Agent with respect to the payment of any outstanding interest, fees, costs, expenses or other amounts, such outstanding interest, fees, costs, expenses or other amounts shall be deemed satisfied by such retention and payment by the Agent).

(c) On or prior to the Closing Date, and thereafter prior to any change with respect to any of the information contained in the following clauses (i) and (ii), each Borrower shall deliver to the Agent a writing setting forth (i) the account(s) to which the Agent is authorized to transfer the proceeds of the Revolving Advances requested by such Borrower, which account or accounts shall be satisfactory to the Agent, and (ii) the names of its Responsible Officers authorized to submit Requests for Revolving Advances, and shall provide the Agent with a specimen signature of each such officer.  The Agent shall be entitled to rely conclusively on such officer’s authority to submit Requests for Revolving Advances on behalf of such Borrower, the proceeds of which are to be transferred to any of the accounts specified by such Borrower pursuant to the immediately preceding sentence, until the Agent receives written notice to the contrary.  The Agent shall have no duty to verify the identity of any individual representing himself as one of the officers authorized by a Borrower to make such requests on its behalf.

(d) The Agent shall not incur any liability to a Borrower as a result of acting upon any notice referred to in this Section 2.2, which notice the Agent believes in good faith to have been given by an officer duly authorized by such Borrower to request Revolving Advances on its behalf or for otherwise acting in good faith under this Section 2.2, and the crediting of Revolving Advances to such Borrower’s deposit account, or transmittal to such Person as such Borrower shall direct (including pursuant to Section 2.2(c)), shall conclusively establish the obligation of the Borrower to repay such Revolving Advances as provided herein.

(e) Except with the consent of the Agent, any Request for Revolving Advance shall be irrevocable and each Borrower, as applicable, shall be bound to borrow the funds requested therein in accordance therewith.

(f)  Promptly after receipt of a Request for Revolving Advance pursuant to Section 2.2(a), the Agent shall notify the Lenders by telecopy, electronic mail, telephone or other similar form of transmission of the requested Revolving Advance.  Each Lender shall make the amount of such Lender’s pro rata share of the requested Revolving Advance (based upon the applicable Revolving Commitment Percentage of such Lender) available to the Agent in immediately available funds, to such account of the Agent as the Agent shall designate, not later than 12:00 p.m. (Toronto time) on the Drawdown Date applicable thereto.  After the Agent’s receipt of the proceeds of such Revolving Advance, the Agent shall make the proceeds of such Revolving Advance available to the applicable Borrower on the applicable Drawdown Date by transferring same day funds equal to the proceeds of such Revolving Advance received by the Agent to the account or accounts of such Borrower, designated in writing by such Borrower and acceptable to the Agent.

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2.3 Repayment.

(a)  Each Borrower unconditionally promises to pay to the Agent for the ratable benefit of each Lender, the outstanding principal amount of all Revolving Advances of such Borrower, together with all accrued but then unpaid interest thereon, and all other Loan Indebtedness, as applicable, as and when due in accordance with this Agreement.  All unpaid principal and accrued but unpaid interest with respect to any Loan Indebtedness is due and payable in full on the applicable Maturity Date.  If the Loans are accelerated following the occurrence of an Event of Default, each Borrower shall immediately pay to the Agent for the ratable benefit of the Lenders the outstanding principal amount of all Revolving Advances, as applicable, together with all accrued but then unpaid interest thereon, and all other Loan Indebtedness under such Borrower’s Revolving Line, as applicable.

(b)  Each Borrower shall also be required to, and hereby agrees to, make the following mandatory prepayments on any Revolving Advances under such Borrower’s Revolving Line: 100% of the net cash proceeds received by such Borrower or any Obligor or their Affiliates, as applicable from (i) any  EB-5 Program Issuance, (ii) any equity financing, (iii) any sale by an Obligor of such Obligor’s Capital Stock, (iv) any Indebtedness incurred or issued by any Obligor, (v) repayments made to an Obligor in respect of an intercompany advance by any other Obligor with proceeds from a Revolving Advance to the extent such amounts are not immediately re-borrowed by that Obligor, (vi) the occurrence of a Change of Control, (vii) the receipt of any tax refund, reimbursement, grant, award or other payment from any Governmental Authority, and (viii) any sale, transfer, royalty agreement or other disposition of assets by an Obligor outside of the ordinary course of business or pursuant to a transaction that is not permitted pursuant to this Agreement (including as a result of any condemnation, casualty or similar event) other than dispositions to another Obligor, to the extent permitted hereby; provided that the Agent (at the applicable Borrower’s request) may in its sole discretion authorize the Obligors to reinvest all or a portion of such proceeds, and any such reinvestment shall be permitted on the terms and conditions set forth by the Agent so long as no Event of Default occurs. any mandatory repayment made pursuant to this section shall be a dollar for dollar reduction to the Fuels Revolving Line Commitment or the Carbon Revolving Line Commitment, as the case may be, except that the Agent may agree to a waiver of such reduction, in its sole discretion, where a grant or award or government financing (excluding any EB-5 Program Issuance) has explicit conditions that prohibit use of proceeds being the repayment of debt, in such instances where the Obligors have made such request in writing to the Agent on a case-by-case basis.

2.4  Interest.

(a)  The outstanding principal of all Loans and all other Loan Indebtedness (including, to the extent permitted by law, on interest thereon not paid when due) from the date made or incurred until indefeasibly paid in full in cash shall bear interest at a per annum rate equal to the applicable Interest Rate, but not to exceed the Maximum Interest Rate described in Section 2.10 hereof.

(b)  If an Event of Default shall have occurred and be continuing, all outstanding principal of and, to the fullest extent permitted by law, all past due interest on the Loans and any other Loan Indebtedness owing under the Credit Documents shall bear interest at a rate per annum equal to the Default Rate.  Interest payable at the Default Rate shall be payable from time to time on demand.

(c)  On the first Business Day of each calendar month (each such date, an “Interest Payment Date”), each Borrower, as applicable, shall make monthly payments of interest, in arrears for the preceding calendar month.

2.5 Prepayments and Voluntary Termination.

(a) Voluntary Prepayments of the Loans.  (i) At any time after the Closing Date, the Fuels Borrower may, without written notice, prepay any Loan made under the Fuels Revolving Line in whole or in part without premium or penalty, but with accrued and unpaid interest to the date of such prepayment on the amount prepaid.

(ii) At any time after the Closing Date, the Carbon Borrower may, without written notice, prepay any Loan made under the Carbon Revolving Line in whole or in part without premium or penalty, but with accrued and unpaid interest to the date of such prepayment on the amount prepaid.

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(b) Voluntary Termination of Commitments.  (i) At any time after the Closing Date, the Fuels Borrower may, upon written notice to Agent, terminate the Fuels Revolving Line Commitments and prepay all applicable outstanding Loan Indebtedness.  Any notice of termination is irrevocable and shall be effective only if received by the Agent by 3:00 p.m. (Toronto time) on the date that is ninety (90) days prior to the proposed termination, unless otherwise agreed to in advance by the Agent.

(ii) At any time after the Closing Date, the Carbon Borrower may, upon written notice to Agent, terminate the Carbon Revolving Line Commitments and prepay all applicable outstanding Loan Indebtedness.  Any notice of termination is irrevocable and shall be effective only if received by the Agent by 3:00 p.m. (Toronto time) on the date that is ninety (90) days prior to the proposed termination, unless otherwise agreed to in advance by the Agent.

2.6 Increased Costs.  If, due to either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements but excluding the imposition of, or any change in the rate of, any income tax payable by the Agent or any Lender) in or in the interpretation of any law or regulation or (ii) the compliance by the Agent or any Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Agent or any Lender of funding or maintaining the Loans, then each Borrower, as applicable, shall from time to time, upon demand by the Agent, pay to the Agent and/or the Lenders additional amounts sufficient to indemnify the Agent and the Lenders against such increased cost.  A certificate signed by a Responsible Officer of each Borrower, as applicable, as to the amount of such increased cost along with the reasons behind the increased cost, submitted to each Borrower, as applicable, by the Agent, shall be conclusive and binding for all purposes, absent manifest error.

2.7  Illegality.  Notwithstanding any other provision of this Agreement, if, in the reasonable opinion of the Agent, it becomes unlawful for a Lender to make or maintain Loans, then such Lender will promptly so notify each Borrower, as applicable, and the other Lenders and each Borrower, as applicable, will promptly prepay the Loans due to such Lender in full together with accrued interest thereon and all other amounts then due to such Lender and such Lender will have no further obligation to make or maintain the Loans.

2.8 Payments and Computations.

(a) Each Borrower shall make each payment hereunder not later than 3:00 p.m. (Toronto, Ontario time) on the day when due in Dollars to the Agent at its address referred to in Section 8.2 or at such other location as may be specified by the Agent to such Borrower, in immediately available funds without setoff, compensation, counterclaim, recoupment or other defense.  Any payments received after 3:00 p.m. (Toronto time) will be considered for all purposes as having been made on the next following Business Day.

(b) The Agent will maintain in accordance with its customary practice one or more account registers evidencing the Loan Indebtedness of the Obligors to the Agent and Lenders hereunder.  Such account register(s) will be prima facie evidence of the Loan Indebtedness recorded therein (absent manifest error); provided that any failure by the Agent or a Lender to maintain any account or any error therein shall not affect the obligation of the Obligors to repay the applicable Loan Indebtedness to the Agent and the Lenders in accordance with this Agreement.

(c) Each determination of a rate of interest or fee by the Agent will be conclusive evidence of such rate or fee in the absence of manifest error.  Interest and fees will be calculated on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) elapsed in the period for which such interest or fees are payable.  For the purposes of disclosure by the Agent or any Lender if required by or otherwise pursuant to the laws of the State of New York or other applicable law, and not for any other purpose, where in this Agreement, a rate is to be calculated on the basis of a year of 365 days, the yearly rate to which the 365-day rate is equivalent is such rate multiplied by the number of days in the year for which such calculation is made and divided by 365.

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(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

2.9 Taxes.  Each Borrower agrees that all payments to be made by it under this Agreement and the other Credit Documents shall be made without setoff, compensation or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein (“Taxes”), in any such case, to the extent permitted by applicable law.  If any Taxes are required to be withheld by a Borrower or the Agent from any amounts payable hereunder, the amounts so payable to the Agent or any Lender shall be increased to the extent necessary to yield to the Agent and the Lenders (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid.  Whenever any Tax is paid by an Obligor, as promptly as possible thereafter, each Borrower, as applicable, shall send the Agent an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Agent.  If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to each Borrower, as applicable. and the Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or the Agent as may be necessary for such Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

2.10 Maximum Interest Rate.  Notwithstanding anything to the contrary contained in any Credit Document, any interest (including interest, if any, at the Default Rate) paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Indebtedness hereunder.

2.11 Application of Payments.  Prior to the occurrence of an Event of Default, all amounts received by the Agent or the Lenders from a Borrower or any Guarantor in respect of the Loans shall be applied to the Loan Indebtedness, incurred under the applicable Revolving Line, as follows: first, to pay any fees, indemnities or expense reimbursements then due to the Agent and the Lenders under the Credit Documents, until indefeasibly paid in full in cash, second, to pay interest due in respect of all applicable Loans, under the applicable Revolving Line, third, to pay or prepay the principal amount of the applicable Revolving Line, fifth, to pay or prepay any other outstanding Loan Indebtedness until indefeasibly paid in full in cash.  Upon the occurrence and during the continuance of an Event of Default, all amounts received by the Agent or the Loans from a Borrower or any Guarantor or any other Person shall be applied to the Loan Indebtedness in such manner as the Agent shall determine in its sole discretion.

2.12 Fee and Side Letter.  Each Borrower, as applicable, agrees to pay to the Agent, for itself or for and on behalf of the Lenders, as applicable, the fees described in the Fee and Side Letter.  All such fees may be withheld from, and payable from, the proceeds of the Loans, including on the Closing Date in connection with those fees then due.

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2.13 Costs and Expenses.  Each Borrower agrees to pay to the Agent all reasonable fees, charges, and expenses relating to or in connection with (a) this Agreement and the other Credit Documents, (b)  the administration, amendment, modification or waiver of this Agreement or any other Credit Document (or any proposed amendment, modification or waiver), and (c) the enforcement (whether through negotiations, legal proceedings or otherwise) of the Credit Documents and any other instruments and documents delivered in connection herewith, and, in each case, shall reimburse the Agent, irrespective of whether any Revolving Advances are made, for such reasonable fees, charges and expenses, including filing fees, taxes, lien and judgment search fees, due diligence expenses, collateral exam and inspection expenses, bank fees, and outside examiner, auditor, appraiser, valuation, and legal fees and expenses, including any reasonable per diem charges for Agent or third-party personnel, as applicable.

SECTION 3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Loans.  Each Lender’s obligation to make any initial Loan is subject to the conditions precedent that Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Agent and each Lender, such documents, and completion of such other matters prior to the Closing Date, as Agent and each Lender may deem necessary or appropriate, including:

(a) each of the Agent and the Lenders shall have completed a due diligence investigation to its satisfaction;

(b)  original Credit Documents, each duly executed by each Obligor, as applicable;

(c)  the Organic Documents and good standing certificates of each Obligor certified by the Secretary of State (or equivalent agency) of such Obligor’s jurisdiction of organization, each as of a date no earlier than 30 days prior to the Closing Date;

(d)  UCC financing statements reflecting the Obligors, as debtors, and Agent, as a secured party, which are required to grant a Lien which secures the Loan Indebtedness and covering such Collateral as Agent may request;

(e)  the Perfection Certificate, duly executed by the Obligors;

(f) a duly executed original officer’s certificate for each Obligor;

(g) certified copies, dated as of date no earlier than 30 days prior to the Closing Date, of financing statement searches completed by each Obligor, as the Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Liens permitted by the Credit Documents or have been or, in connection with the initial Loans, will be terminated or released;

(h) duly executed legal opinions of counsel to the Obligors dated as of the Closing Date;

(i)  subject to Section 5.1(q), evidence that the insurance policies required by the Credit Documents are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of the Agent for the benefit of the Lenders;

(j)  a Request for an Initial Revolving Advance under the Fuels Revolving Line in an amount to fund fees and expenses associated herewith, the payment of certain outstanding taxes owed to Stanislaus County and the reconciliation of certain equity proceeds that were used by the Obligors;

(k) a Request for an Initial Revolving Advance under the Carbon Revolving Line in an amount to fund the reconciliation of certain equity proceeds that were used by the Obligors;

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(l) a copy of (i) the Annual Budget for fiscal years 2022 and 2023 and (ii) a copy of the annual monthly cash flow budget for each month prior to the applicable Maturity Date, for Parent, each Borrower and AEFK, in each case satisfactory to the Agent in its sole discretion;

(m)  payment of the fees and expenses of the Agent and the Lenders then due as specified in the Fee and Side Letter and in Section 2.13 hereof;

(n) background and credit checks on each Obligor and certain of their respective key personnel, satisfactory to the Agent in its sole discretion;

(o) no Event of Default (ignoring any cure periods indicated in Section 6.1) shall have occurred and be continuing or result from the execution of this Agreement and the other Credit Documents or the extension of any Loans on the Closing Date;

(p) the Agent shall have received from the Carbon Borrower a preliminary list of uses of proceeds from the Carbon Revolving Line, including detailed business description, investment rationale, carbon intensity and reduction targets, and expected financial benefit, in form and substance satisfactory to the Agent;

(q)  the Agent shall have returned the Original Closing Date Warrant to the Borrowers with explicit instructions for cancellation; and

(r) the Agent and the Lenders shall have received such other documents, instruments and information as such Person may reasonably request.

3.2 Conditions Precedent to all Loans.  The obligation of each Lender to make each Loan, including the initial Loans, is subject to the following conditions precedent:

(a) receipt by the Agent and each Lender of an executed Request for Revolving Advance and each Revolving Advance and the use of proceeds thereof, as indicated in the Request for Revolving Advance, shall be approved by the Agent in its sole discretion;

(b) no Event of Default (ignoring any cure periods indicated in Section 6.1) shall have occurred and be continuing or result from the Loan;

(c) the representations and warranties in Section 4 hereof and in the Credit Documents shall be true, accurate and complete in all material respects on the date of the Request for Revolving Advance and on the Drawdown Date of each Revolving Advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.  Each Loan is the applicable Borrower’s or the Obligor’s, as applicable, representation and warranty on that date that the representations and warranties in Section 4 hereof and in the Credit Documents are true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(d) in such Lender’s sole discretion, there has not been any Material Adverse Effect or any materially adverse deviation by the applicable Obligor from the Annual Budget of such Obligor that was previously presented to and accepted by the Agent;

(e) after giving effect to such Loan, the total outstanding Revolving Advances do not exceed the applicable Revolving Line; and

(f) payment of the fees and expenses then due as specified in Section 2.13 hereof.

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SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

Subject to the disclosures set forth in the disclosure schedule of the Obligors delivered to Agent and Lenders concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Section 4 to which it relates), each Obligor represents and warrants to the Agent as follows:

(a)  Each Obligor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its Property and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law in all material respects.

(b) Each Obligor has the power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, to consummate the transactions contemplated thereby and, as the case may be, to obtain extensions of credit hereunder.  Each Obligor has taken all necessary organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extension of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Credit Documents.  Each Credit Document to which an Obligor is a party has been duly executed and delivered on behalf of such Obligor.  This Agreement constitutes, and each other Credit Document upon execution will constitute, a legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) The execution, delivery, and performance by each Obligor of this Agreement and the other Credit Documents to which such Obligor is a party and compliance with the terms and provisions hereof and thereof will not (i) violate or conflict with, or result in a breach of, or require any consent (other than those that have been, or on the Agreement Date will be, duly obtained or made and which are, or on the Agreement Date will be, in full force and effect) under (A) the Organic Documents of such Obligor, (B) any Requirement of Law, or (C) any material agreement or instrument to which such Obligor is a party or by which it or any of its properties is bound or subject, or (ii) result in the creation or imposition of any Lien upon any of the revenues or assets of such Obligor other than the Liens arising under the Credit Documents or Permitted Liens.

(d)  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about each Obligor’s industry) furnished by or on behalf of such Obligor in writing to the Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, will be true and accurate in all material respects, on the date as of which such information is dated or certified and is not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The projections delivered to the Agent represent, as applicable, each Obligor’s good faith estimate, on the date such projections were/are delivered, of such Obligor’s future performance for the periods covered thereby based upon assumptions believed by such Obligor to be reasonable at the time of the delivery thereof to the Agent.

(e)  Schedule 4(e) hereto is a correct and complete list of each Obligor’s head office, registered office and chief executive office, the location of its books and records and the locations of its Property.  Each Obligor, as applicable, enjoys peaceful and undisturbed possession under all leases material to its business, if any, and to which it is a party or under which it is operating, and all such material leases, if any, are valid and subsisting and no material default by such Obligor exists under any of them.

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(f) [reserved].

(g)  No Obligor nor to the knowledge of any Obligor, any of its respective Affiliates, is (i) in violation of any applicable laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including, but not limited to, (x) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, (y) the laws, rules and regulations comprising or implementing the Bank Secrecy Act, (z) the laws, rules and regulations administered by the United States Department of the Treasury’s Office of Foreign Asset Control (“OFAC”) (as any of the foregoing laws described in this Section 4(g) may from time to time be amended, renewed, extended, or replaced), or (ii) currently a Sanctioned Entity. No Loan or the proceeds from any Loan has been used by a Borrower or any other Obligor, as applicable, to lend, contribute, provide, or has otherwise been made available by a Borrower or any other Obligor, a applicable, to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Sanctioned Entity, or in any other manner that will result in any violation by any Lender, the Agent or any of their respective Affiliates, of Sanctions.

(h)  No Obligor nor to the knowledge of any Obligor, any of its respective Affiliates or any of their respective agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contributions of funds, goods or services to or for the benefit of any Sanctioned Entity, except to the extent not in violation of Sanctions or (ii) knowingly engages in or conspires to knowingly engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Anti-Terrorism Law.

(i) Each Obligor is in compliance in all material respects with the Foreign Corrupt Practices Act, as amended, and rules and regulations thereunder (“FCPA”).  No part of the proceeds of any Revolving Advance will be used directly or indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(j)  To each Obligor’s knowledge, no Obligor is in violation of any Requirement of Law, including all environmental laws, in any material respect.

(k) There are no actions, suits, litigation or proceedings, at law or in equity, pending by or against any Obligor before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

(l) Each Obligor has filed all federal and other material tax returns required to be filed, including all income, franchise, employment, property, and sales tax returns, and has paid all of their respective federal and other material taxes, assessments, governmental charges, and other levies that are due and payable, except to the extent such taxes are contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof. No Obligor has knowledge of any pending investigation of such Obligor by any taxing authority or of any pending unassessed tax liability (other than taxes which are not yet due and payable) of any Obligor.

(m) Each Borrower or each Obligor, as applicable, has rights in or the power to transfer the Collateral, as applicable, and its title to the Collateral is free and clear of Liens (other than Permitted Liens), adverse claims and restrictions on transfer or pledge except as permitted under this Agreement.

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(n) The proceeds of the Loans shall be used by each Borrower, as applicable, for the purposes described on Schedule 5.1(i).  No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(o) No Obligor is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (ii) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Credit Documents.

(p) All financial statements related to any Obligor, as applicable, that are delivered by such Obligor to Agent fairly present in all material respects such Obligor’s financial condition as of the date thereof and such Obligor’s results of operations for the period then ended.  There has not been a material adverse change in the financial condition of such Obligor since the date of the most recent financial statements submitted to Agent.

(q) The properties of each Obligor are insured with financially sound and reputable insurance companies which are not Affiliates of such Obligor, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Obligor operates.

(r)  Each Obligor, as applicable, has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from any Obligor‘s failure to comply with ERISA that is reasonably likely to result in such Obligor incurring any liability that could reasonably be expected to have a Material Adverse Effect.

(s) Each Obligor is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Obligor’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and each such Obligor will not be left with unreasonably small capital after the transactions contemplated by this Agreement.

(t) The representations and warranties made in this Section 4 shall survive the execution and delivery of this Agreement and shall be deemed to have been made by each Obligor on the Agreement Date and repeated by such Obligor, as applicable, in each case with reference to the facts and circumstances then existing, on the Closing Date, each Interest Payment Date and any subsequent Drawdown Date.

SECTION 5. COVENANTS OF THE OBLIGORS.

5.1 Affirmative Covenants.  So long as any of the Loan Indebtedness, as applicable, shall remain unpaid, each Obligor shall, unless the Agent shall otherwise consent in writing in its sole and absolute discretion:

(a)  Maintenance of Existence; Compliance.  (i) Preserve, renew and keep in full force and effect its organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, (ii) comply in all material respects with all contractual obligations, (iii) comply in all material respects with all Requirements of Law, and (iv) preserve, renew and keep in full force and effect all material contracts.

(b) Payment of Obligations. Pay, discharge or otherwise satisfy at maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including all taxes), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Obligor or its Subsidiary, as applicable.

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(c) Reporting Requirements.  Furnish to the Agent (i) written notice of the occurrence of any Event of Default or any other event or circumstance that may constitute a Material Adverse Effect and (ii) such information with respect to the condition or operations, financial or otherwise, of the Obligors, as the Agent may from time to time reasonably request, including:

(1) Annual Reporting: within ninety (90) days following the close of each fiscal year, (i) the Parent’s annual financial statements, prepared in accordance with GAAP and reviewed by a recognized firm of qualified accountants acceptable to the Agent and presenting fairly the financial condition of the Parent and any of its Subsidiaries on a consolidated basis as of the date thereof and for the period then ended (and including a letter from such accountants), and (ii) a copy of the Capital Expenditure budget of the Parent and its Subsidiaries for such following fiscal year;

(2)  Quarterly Reporting: within forty-five (45) days after the close of each fiscal quarter, (i) quarterly and fiscal year-to-date unaudited consolidated financial statements of each of the Parent, each Borrower and AEFK, including an income statement, balance sheet, and statement of cash flow, statement of earnings prepared in accordance with GAAP (subject to the absence of notes and annual adjustment), (ii) updates to the current year’s financial projections for each such remaining fiscal quarters, and (iii) updates to the Capital Expenditure budget for each such remaining fiscal quarters;

(3) Monthly Reporting: within twenty (20) calendar days after the close of each month, monthly and fiscal year-to-date unaudited consolidated financial statements of the Parent and the other Obligors on a consolidated basis, including an income statement, balance sheet, statement of cash flow and statement of earnings prepared in accordance with GAAP (subject to the absence of notes and annual adjustment);

(4) Compliance Certificates: (i) forty-five (45) days after the close of each fiscal quarter, a compliance certificate, duly executed by a Responsible Officer, demonstrating compliance with the financial covenants set forth in Section 5.2(n)(i)(A), with respect to the Fuels Borrower, and Section 5.2(n)(ii)(A), with respect to the Carbon Borrower, and (i) thirty (30) days after the close of the end of each month that is not also the close of a fiscal quarter, a compliance certificate, duly executed by a Responsible Officer, demonstrating compliance with the financial covenants set forth in Section 5.2(n)(i)(B), with respect to the Fuels Borrower, and Section 5.2(n)(ii)(B), with respect to the Carbon Borrower, each in the form attached hereto as Schedule 5.1(c) or otherwise satisfactory in form and substance to the Agent;

(5) Annual Budget: As soon as available and in any event within forty-five (45) days following the commencement of each fiscal year, the annual business plan of each of the Parent, each Borrower and AEFK prepared on a consolidated basis, with financial projections and budgets on an annual basis, in each case consisting of a balance sheet, statement of income, statement of cash flows, proposed Capital Expenditures and a list of assumptions upon which such projections are based (the “Annual Budget”) for such fiscal year;

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(6) Annual Budget Updates: As soon as practicable and in any event within (A) sixty (60) days after each fiscal year and (B) two hundred and forty (240) days after each fiscal year, updates of the cash flow projections and budget from the Annual Budget with projections for the immediately succeeding twelve-month or six-month period, as applicable, together with a summary of variances from the applicable projections providing supplementary detailed schedules and information supplementary to and consistent with the Annual Budget;

(7) Semi-Annual Carbon Borrower Projects Updates: As soon as available and in any event within thirty (30) days following the end of each of the fiscal quarters ending June 30 and December 31, reports and updates regarding the status of each project undertaken by the Carbon Borrower;

(8) Material Internal Reports: Immediately upon receipt by any Obligor, copies of any reports, including material internal reports provided to or by its engineers, other employees or external consultants;

(9) Insurance and Security: From time to time upon request of the Agent, and in any event at least annually, evidence of (A) the maintenance of all insurance required to be maintained pursuant to this Agreement, including originals or copies as the Agent may request of policies, certificates of insurance, riders, endorsements and proof of premium payments, (B) maintenance of customary security protocols with respect to the Company’s physical properties, as determined by the Company in its reasonable discretion , and (C) the good standing of all authorizations, permits, licenses, certifications, consents, registrations and approvals material to such Borrower or any other Obligor;

(10) Shareholder Notices: Copies of all notices, reports and other documents sent to shareholders and directors of any Obligor as the Agent, on behalf of the Lenders, may from time to time reasonably request;

(11) SEC Reports: Copies of all notices, reports, press releases, circulars, offering documents and other documents of any Obligor filed with, or delivered to, any stock exchange or securities commission or a similar Governmental Authority in any applicable jurisdiction;

(12)  SEC Investigations: Promptly, and in any event within seven (7) days after receipt thereof by any Obligor, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Obligor; and

(13) Other Information: Such other information respecting the condition or operations, financial or otherwise, of the business of any Obligor or the Collateral as the Agent may from time to time require, including appraisals and valuations of the Mortgaged Properties, the Riverbank Project or any other asset or project.

(d) Environmental Issues.  (i) Promptly notify Agent of any environmental claim, notice or order against it; (ii) conduct such environmental audits as may reasonably be requested by the Agent; and (iii) each of Fuels Borrower and APKI shall not, and shall not permit any lessee or occupant of their respective Mortgaged Properties to, use, generate, manufacture, store, maintain, dispose of or permit to exist in, on, under or about their respective Mortgaged Properties any Hazardous Materials, except for the use, storage and disposal (such use, storage and disposal to be in all cases in accordance with all applicable Requirements of Law) of (x) the Disclosed Substances and (y) de minimis amounts of janitorial and cleaning supplies.

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(e) Security.  Do, observe and perform or cause to be done, observed and performed all of its obligations and all matters and things necessary or expedient and which may be legally done, observed and performed by such Obligor for the purpose of perfecting, setting-up, rendering opposable, creating or maintaining its rights and interest in all collateral in which such Person has granted Liens in favor of the Agent.  Each Obligor shall promptly execute and deliver to the Agent such additional or complementary security documents, or such confirmations or such notices or documents containing such further description of properties charged or intended to be charged by the Security Documents as may in the reasonable opinion of the Agent be necessary or advisable to create and maintain its rights in all such collateral.  The Obligors shall cause to be promptly made all registrations, publications and filings (including any renewals thereof) and to be delivered all opinions, necessary, in the reasonable opinion of the Agent, to render the Security Documents, and the Liens made in favor of the Agent, to be fully effective as security.  Each Borrower shall promptly notify the Agent of the establishment of any deposit account, securities account or other bank account by any Obligor and, at the request of the Agent, enter into any control agreements with respect thereto as may be requested by the Agent.  Each Borrower shall notify the Agent of the acquisition by any Obligor of any material assets, the formation or acquisition of any new Subsidiaries of such Person and the acquisition of any interests in any real property, and shall take such actions relating thereto that are requested by the Agent pursuant to this Section 5.1(e), including causing any such new Subsidiary to become a Guarantor and/or causing any such assets to become subject to a Lien securing the Loan Indebtedness.

(f) Maintenance of Properties.  Keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(g) Insurance.

(1)  Maintain, with financially sound and reputable insurers having a rating acceptable to the Agent in its reasonable discretion, covering, except as permitted by the Agent, all of their Property, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, as the Agent, in its discretion, shall specify, in amounts, and under policies acceptable to the Agent.

(2) Cause the Agent, for the ratable benefit of the Agent and the Lenders, to be named as loss payee or additional insured in each policy insuring its Property or any part thereof, in a manner acceptable to the Agent.  All premiums for such insurance shall be paid by each Borrower or other Obligor, as applicable, when due, and certificates of insurance and, if requested by the Agent or any Lender, photocopies of the policies, shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Lenders.  If a Borrower or any other Obligor fails to procure such insurance or to pay the premiums therefor when due, the Agent may do so from the proceeds of the Loans, as applicable.

(h) Inspection.  Enable and assist representatives of the Agent to examine (and, if desired, copy) each Obligor’s (and any of its subsidiaries’) records, to inspect any of its properties, to conduct field examinations, audits and appraisals of any of the Collateral, as applicable, and to discuss its business and affairs with its officers, directors, employees, accountants, auditors, partners, suppliers and customers all to the extent reasonably requested by the Agent and all at such Obligor’s expense.

(i)  Use of Proceeds.  Use the proceeds of the Revolving Advances solely for the purposes identified on Schedule 5.1(i) hereto or as otherwise agreed to by the Agent in its sole discretion, and not for personal, family, household or agricultural purposes or advanced to any Person who is not an Obligor.

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(j) Books and Records.  Maintain at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP.  Each Borrower and its Subsidiaries shall, by means of appropriate entries, reflect in such accounts and in all their financial statements adequate liabilities and reserves for all taxes and adequate provision for depreciation and amortization of Property and bad debts, all in accordance with GAAP.  Each Obligor shall maintain at all times books and records pertaining to its Property in such detail, form and scope as the Agent shall reasonably require, including records of: (i) all payments received and all credits and extensions granted with respect to their accounts or claims; and (ii) all other dealings affecting their Property.  Upon request by the Agent, each Borrower, as applicable, shall promptly deliver or cause to be delivered (where applicable and provided such delivery is permitted by law): (i) technical and engineering reports prepared by independent experts in connection with the business of the Obligors; (ii) copies of all material and selected contracts and authorizations; (iii) organizational charts for the Obligors and a summary of compensation of all personnel of the Obligors; (iv) copies of reports sent to shareholders and directors of any of the Obligors; and (v) such further schedules, documents, and information as the Agent may require.

(k) Further Assurances.  At its own cost and expense, execute and deliver to Agent and Lenders all such documents, instruments and agreements and do all such other acts and things as may be reasonably required, in the opinion of the Agent, to carry out the purpose of each Credit Document to which it is a party or to enable the Agent and Lenders to exercise and enforce their rights hereunder or thereunder.

(l) Taxes.  Make due and timely payment or deposit of all federal, provincial, territorial, state and local taxes, assessments or contributions required of it by law (including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability), and will execute and deliver to the Agent, on demand, proof satisfactory to the Agent indicating that such Person has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof.

(m) Additional Guarantors and Security.  Upon the request of the Agent following the formation or acquisition of any new direct or indirect Subsidiaries approved by the Agent by a Borrower or any other Obligor or the acquisition of any property by a Borrower or another Obligor, and such property, in the judgment of the Agent, shall not already be subject to a perfected first priority security interest in favor of the Agent for the benefit of the Lenders, then in each case at such Borrower's or such Obligor’s expense: (i) in connection with the formation or acquisition of a Subsidiary, within ten (10) days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Agent a joinder to this Agreement and a supplement to the Guaranty, or other similar guaranty in form and substance satisfactory to the Agent, guaranteeing the Loan Indebtedness; and (ii) within fifteen (15) days after such request, formation or acquisition, duly execute and deliver, and cause each such Subsidiary and each direct and indirect parent of such Subsidiary to duly execute and deliver to the Agent mortgages, pledges, assignments, security interests and other security agreements, as specified by and in form and substance satisfactory to Agent (including delivery of all Capital Stock in and of such Subsidiary), and other instruments requested by the Agent in connection therewith, in each case, securing payment of all Loan Indebtedness.

(n) Compensation Agreements.  Prior to entering into or modifying any compensation agreements (including salary, bonuses, perquisites, benefits, stock options, and other incentive compensation) for key officers or directors of any Obligor (other than Parent) or any Subsidiary of any Obligor, such Obligor (other than Parent) shall provide the terms thereof to the Agent, and such terms must be satisfactory to the Agent, acting reasonably.

(o) Control Agreement.  Within thirty (30) days (or such later date as agreed to in writing by the Agent in its sole discretion) following a request of Agent from time to time with respect to any Obligor, execute and deliver to Agent, one or more control agreements over such Obligor’s deposit accounts countersigned by the applicable bank or third party, in each case, in a form acceptable to Agent in its sole discretion.

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(p) Carbon Borrower Project Requirements.  The Carbon Borrower shall ensure that each of its projects reduce, capture, use or sequester carbon dioxide or other greenhouse gasses or otherwise further the objectives of the Paris Agreement.

(q)  Post-Closing Matters.

(i)  By no later than March 4, 2022 (or such longer period as the Agent shall agree in writing), the Agent shall have received the landlord waiver for the Parent’s leased real property located at 20400 Stevens Creek Boulevard, Suite 700, Cupertino, CA, duly executed by the Parent, the landlord and the Agent in a form acceptable to the Agent;

(ii)  By no later than March 16, 2022 (or such longer period as the Agent shall agree in writing), the Agent shall have received the deeds of trust, amendments to existing deeds of trust and/or mortgages and the related real estate documents described on the closing checklist for the transactions contemplated by this Agreement, in each case in a form acceptable to the Agent, duly executed by the applicable Obligor where applicable, together with a legal opinion of counsel to the Obligors regarding customary matters;

(iii) By no later than March 16, 2022 (or such longer period as the Agent shall agree in writing), the Agent shall have received certified copies of the articles of incorporation of Aemetis International, Inc. and Aemetis Carbon Capture, Inc., certified by the Secretary of State (or equivalent agency) of the State of Nevada and as of a date no earlier than March 2, 2022;

(iv)  By no later than April 1, 2022 (or such longer period as the Agent shall agree in writing), the Agent shall have received the insurance endorsements required by the Credit Documents in a form acceptable to the Agent;

(v) By no later than April 1, 2022 (or such longer period as the Agent shall agree in writing), the Agent shall have received a control agreement over the deposit accounts of each Borrower and AEFK, duly executed by the applicable Obligor, the Agent and the applicable bank or third party, in each case, in a form acceptable to the Agent; and

(vi) By no later than April 1, 2022 (or such longer period as the Agent shall agree in writing), the Agent shall have received the original stock certificates and original stock powers required by the Pledge Agreement and requested by the Agent.

5.2 Negative Covenants.  So long as any of the Loan Indebtedness shall remain unpaid, each Borrower and each other Obligor, as applicable, will not, directly or indirectly, without the prior written consent of the Agent, in its sole and absolute discretion:

(a)  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except the Permitted Liens.

(b) Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except Permitted Indebtedness

 Without the consent of the Agent, amend, modify or change any term or condition of any documentation entered into in connection with any Indebtedness (i) in any manner (i) if the effect of such amendment, modification or change is to restrict in any manner the ability of any Agent or the Lenders to exchange, extend, renew, replace or refinance, in whole or part, Revolving Advances or any other Indebtedness under this Agreement or any other Credit Document, or (ii) in any other manner that could be adverse to the interests, rights or remedies of the Agent or any Lender under the Credit Documents.

(c) Capital Stock, Dividends, Etc.  (i) Declare or make any Distribution or other dividend payment or distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock of such Borrower or other Obligor, (ii) issue, purchase, redeem or otherwise acquire for value any shares of any class of Capital Stock of such Borrower or other Obligor or any of their Subsidiaries or any warrants, rights or options to acquire any such shares, now or hereafter outstanding or (iii) make any distributions, remuneration or payment (including any Distributions) in violation of the terms of any applicable subordination terms applicable to any Permitted Indebtedness.  Notwithstanding any other term of this Agreement, each Borrower and each other Obligor and their Subsidiaries shall not, without the prior written consent of the Agent, make any transfer of funds, transfer of Property, or any distributions, remuneration or payment (including any Distributions) to any Person, other than (y) payments on account of the Loan Indebtedness in accordance with the terms hereof, and (z) to the extent not otherwise prohibited by any Credit Document, in the ordinary course of business and not in connection with or on account of any Indebtedness.

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(d) Investments. Make any Investment after the Agreement Date except Permitted Investments.

(e) Business, Management, Mergers, etc.  (i) make any change in (A) board of directors of any Obligor (other than Parent), (B) [reserved], or (C) the capital structure of any Obligor, (ii) make any material change in the nature of the business presently conducted by any Obligor; (iii) make any payments on account of new retainers greater than $50,000 or establish or create any trust accounts, (iv) change its name; (v) change its jurisdiction of incorporation or its type of organization (that is, from a corporation) or otherwise amend, modify or change any of its Organic Documents, as in effect on the Agreement Date, except any such amendments, modifications or changes  that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; (vi) merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of or alienate (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or dissolve or liquidate or terminate its legal existence, provided, that any wholly-owned Subsidiary of any Obligor (other than a Borrower) may be merged into such Obligor or another wholly-owned Subsidiary of such Obligor, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Obligor, so long as such Obligor gives the Agent at least 15 days’ prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating thereto, Event of Default shall have occurred and be continuing either before or after giving effect to such Transaction, the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected thereby, and the surviving Subsidiary, if any, if not already an Obligor, is joined as an Obligor hereunder and the Security Documents or (vii) make any change in (A) its accounting policies or reporting practices, except as required or permitted by GAAP, or (B) its fiscal year.

(f) Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Obligor to (a) make Distributions in respect of any Capital Stock of such Obligor held by, or pay any Indebtedness owed to, Parent or any other Obligor, (b) make loans or advances to, or other investments in, the Parent or any Obligor or (c) transfer any of its assets to the Parent or any Obligor, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Credit Documents and (ii) any restrictions with respect to an Obligor imposed pursuant to an agreement that has been entered into in connection with the sale, transfer or other disposition of all or substantially all of the Capital Stock or assets of such Obligor.

(g) Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

(h) Disposition of Property.  Dispose or alienate of any of its Property, whether now owned or hereafter acquired, except dispositions of inventory made by such Obligor or its Subsidiaries in the ordinary course of its business.

(i) Affiliate Transactions and Intercompany Loans.  Enter into any transaction with any Obligor, Affiliate or Subsidiary or any of its directors or senior or executive officers or senior management, or enter into or assume any employment, consulting or analogous agreement or arrangement with any of its directors or senior or executive officers or senior management, or make any payment to any of its directors or senior or executive officers or senior management; provided, however, that each Borrower may make one or more intercompany loans to an Obligor so long as each intercompany loan has been approved in writing by the Agent.

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(j) Bank Accounts.  Open any bank account without the consent of the Agent.

(k) Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such Obligor or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, other than this Agreement and the other Credit Documents.

(l) Place of Business.  Change the location of its respective chief executive office, principal place of business and registered office from, or maintain Property in any location other than as disclosed in Schedule 4(e).

(m) Amendments of Related Documents.  With respect to the Fuels Borrower, cancel or terminate any Related Document (as such term in defined in the Existing Agreement) or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would impair the value of the interest or rights of any Lender thereunder or that would impair the rights or interests of the Agent or any Lender.

(n) Financial Covenants.

(i)	With respect to the Fuels Borrower:

(A) Permit the ratio of: (a) the sum of (i) the most recent Fuels Mortgaged Property Market Value, and (ii) the most recent APKI Mortgaged Property Market Value, and (iii) the most recent Riverbank Project Value to (b) the Loan Indebtedness, to be less than 2.00:1.00, tested as of the last day of each fiscal quarter.

(B) Permit the amount of trade payables (other than amounts due to management of an Obligor) due to exceed the sum of the amount of the Fuels Borrower’s Cash Equivalents plus its Accounts plus the Revolving Advances available to be advanced under the Fuels Revolving Line, tested as of the last day of each month.

(ii)	With respect to the Carbon Borrower:

(A) Permit the ratio of: (a) the most recent fair market value of all assets owned by all Obligors (other than the Parent, AEFK and Aemetis Facility Keyes, Inc.) (appraised semi-annually by an independent third-party expert selected by Agent) to (b) all Indebtedness outstanding under the Carbon Revolving Line, to be less than 2.00:1.00, tested as of the last day of each fiscal quarter.

(B) Permit the ratio of: (a) Current Assets, to (b) Current Liabilities (excluding any Indebtedness outstanding under the Carbon Revolving Line), to be less than 1.30:1.00, tested as of the last day of each month.

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SECTION 6. EVENTS OF DEFAULT; REMEDIES.

6.1 Events of Default.  Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a) any Obligor shall fail to pay any principal of, or interest on, or other amount payable under any Credit Documents when the same becomes due and payable, and such failure continues for a period of 2 Business Days (provided that such 2-Business Day cure shall not apply to amounts due at stated maturity or by acceleration); or

(b) any representation or warranty made by an Obligor (or any of its officers) under or in connection with any Credit Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with any Credit Document shall prove to have been incorrect or misleading in any material respect when made; or

(c)  any Obligor shall fail to perform or observe any term, covenant or agreement contained in any Credit Document on its part to be performed or observed and such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date any Obligor has knowledge of such failure and the date written notice of such default shall have been given by the Agent to such Obligor; or

(d) any Obligor shall fail to pay any principal of or premium or interest on any Indebtedness (including, for clarity, under the AEFK Note Purchase Agreement) in excess of $250,000 with respect to any Obligor (but excluding Indebtedness evidenced by this Agreement), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(e) (i) any Obligor shall commence, or have commenced against it, any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent Person, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, trustee, custodian, conservator, monitor, interim monitor or other similar official for it or for all or any substantial part of its assets, or any Obligor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Obligor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against any Obligor, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) any Obligor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Obligor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

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(f) any judgment or order for the payment of money in excess of $250,000 shall be rendered against any Obligor and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) a writ of attachment, garnishment execution, distraint or similar process in excess of $250,000 with respect to any other Obligor is issued against a Borrower or another Obligor, or any of their respective properties, and remains in effect for ten (10) consecutive days, except for any such writ of attachment, garnishment execution, distraint or similar process that is subject to a bona fide dispute by the applicable Obligor and is properly contested by appropriate proceedings promptly instituted and diligently conducted; or

(h) an event or development has occurred that could reasonably be expected to have a Material Adverse Effect, as determined by the Agent in its reasonable discretion and in good faith; or

(i) a Change of Control occurs; or

(j) there is filed against any Obligor any action, suit or proceeding under any federal, provincial or state racketeering, proceeds of crime or money laundering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding is not dismissed within ninety (90) days or any other Anti-Terrorism Laws; or

(k) any Obligor is convicted of a criminal offence; or

(l) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Obligor or other grantor party thereto shall so assert, or any Lien or security interest created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(m) any Obligor ceases to carry on business in the ordinary course, except where such cessation occurs in connection with a sale of all or substantially all of the assets of an Obligor, or a restructuring or reorganization of an Obligor, which has been consented to by the Agent; or

(n) any Obligor incurs any environmental liabilities which will require expenditures, (i) for any one occurrence, in excess of $100,000, or (ii) aggregating in any fiscal year on a consolidated basis, $500,000, that has not otherwise been defeased by a restricted cash deposit or reclamation or similar environmental performance bond; or

(o) failure of any Obligor to perform or observe any term, covenant or agreement contained in any material contract on its part to be performed or observed where such failure could reasonably be expected to have a Material Adverse Effect, including hedging contracts, lease agreements, and other credit agreements.

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6.2 Remedies.  If any Event of Default shall have occurred and be continuing, then, and in any such event:

(a) the Agent may, by notice to each Borrower, take any of the following actions, at the same or different times: (i) terminate any unused portion of the Revolving Lines and any other commitment of the Agent or any Lender to extend any credit to any Obligor, and thereupon such unused portion of the Revolving Lines and such other commitments shall terminate immediately, and/or (ii) declare the Revolving Advances then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Advances so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers and other Obligors accrued hereunder or under any other Credit Document, shall become due and payable immediately, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived by the Obligors; provided, however, that in the case of any event described in paragraph (e) of Section 6.1, (x) any unused portion of the Revolving Lines and any other commitment of the Agent or any Lender to extend any credit to any Obligor shall automatically terminate and (y) all outstanding Loan Indebtedness (including all accrued and unpaid interest, fees and other amounts) shall automatically become and be due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or any notice of any kind, all of which are hereby expressly waived by the Obligors;

(b) the Agent and/or any Lender may (and, at the request of the Lenders holding a majority of the outstanding principal amount of the Revolving Advances under each Revolving Line, as applicable, the Agent shall) (i) exercise any and all rights and remedies available under this Agreement, any other Credit Documents and applicable law (including the enforcement of any and all Liens created pursuant to any Security Document), and (ii) proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in any Credit Document, or for an injunction against a violation of any of the terms thereof, or in aid of the exercise of any power granted thereby or by law or otherwise;

(c) sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Obligors’ premises) as Agent determines is commercially reasonable, and apply any proceeds to the Loan Indebtedness in whatever manner or order Agent deems appropriate.  The Agent may sell the Collateral without giving any warranties as to the Collateral.  To the extent permitted by law, the Agent may specifically disclaim any warranties of title or the like.  This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  If the Agent sells any of the Collateral upon credit, the Obligors will be credited only with payments actually made by the purchaser, received by the Agent, and applied to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the Obligors shall be credited with the proceeds of the sale;

(d)  the Agent may credit bid and purchase at any public sale;

(e) enforce and realize on the Collateral;

(f) apply for the appointment of a receiver, receiver-manager, receiver and manager, interim receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Loan Indebtedness and without regard to the solvency of any Obligor, any Guarantor or any other Person liable for any of the Loan Indebtedness; and

(g) Proceed to exercise any and all rights under this Agreement or under any other Credit Document or otherwise permitted by law.

6.3 Waiver of Default.  Notwithstanding anything to the contrary in any Credit Document and for the avoidance of doubt, any reference in any Credit Document to an Event of Default existing, or having occurred and being in continuance, shall remain an Event of Default until it has been waived in accordance with such Credit Document.  If an Event of Default shall have occurred, the Agent shall have the power to waive any Event of Default hereunder and all the Lenders shall be bound by any such waiver upon such terms and conditions as the Agent shall prescribe; provided that no delay or omission of the Agent or any of the Lender to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or acquiescence therein; provided, further, that no act or omission of the Agent or any Lender shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default hereunder or the rights resulting therefrom.

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6.4 Enforcement by the Lenders.  If an Event of Default shall have occurred and be continuing, but subject to Section 6.3:

(a) the Agent may proceed to enforce the rights of the Agent and the Lenders by any action, suit, remedy or proceeding authorized or permitted by any of the Credit Documents or by applicable law or equity; and

(b) no such remedy for the enforcement of the rights of the Agent or any of the Lenders shall be exclusive of or dependent on any other such remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

6.5 Protective Payments.  If any Obligor shall fail to obtain the insurance required by this Agreement or any other Credit Document or fails to pay the insurance premium thereon or fails to pay any other amount which such Obligor is obligated to pay under this Agreement or any other Credit Document, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are expenses of Agent immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral.  Agent will make reasonable efforts to provide Borrowers with notice of Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter.  No such payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

SECTION 7. THE AGENT

7.1 Appointment and Authorization.  Each Lender hereby designates and appoints the Agent under this Agreement and the other Credit Documents and each Lender hereby irrevocably authorizes the Agent, as applicable, to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto.  Each Lender hereby irrevocably appoints and constitutes the Agent its true and lawful attorney, with full power of substitution, for the purposes of carrying out any of the terms hereof, collecting or enforcing any of the Loan Indebtedness and exercising any of the rights and remedies of the Lenders hereunder and under the other Credit Documents, including for the purposes of signing and/or recording any documents necessary to perfect, set-up, register, maintain, release, grant discharges, amend, extend, modify, replace, restate, or discharge the Collateral or any of the Credit Documents and instituting any actions or proceedings.  The Agent shall not be liable to Lenders for any acts or omissions or errors of judgment or mistakes of fact or law in its exercise of the foregoing power, except resulting from its gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis.  The Agent agrees to act as such on the express conditions contained in this Section.  The provisions of this Section 7.1, are solely for the benefit of the Agent and the Lenders, and no Obligor shall have any rights as a third party beneficiary of any of the provisions contained herein, but may rely on the determinations made under this Section.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Credit Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Credit Documents.

7.2 Delegation of Duties.  The Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, mandataries, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent, mandatary or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

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7.3 Liability of Agent.  Agent shall not (i) be liable to any Lender for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Obligor, or any officer thereof, contained in this Agreement or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of any Obligor or any other party to any Credit Document to perform its obligations hereunder or thereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Obligor.

7.4 Successor Agent.  The Agent may resign as Agent upon thirty (30) days’ written notice to the Lenders and the Borrowers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Agent.  If the Agent resigns under this Agreement, subject to the proviso in the preceding sentence, the Lenders shall, by majority vote (with number of votes based on dollars of funds advanced through the Revolving Advances) appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders, a successor agent from among the Lenders.  If no successor Agent has accepted the appointment as Agent by the date which is thirty (30) days following a notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring agent and the term “Agent” shall mean such successor agent and the retiring agent’s appointment, powers and duties as agent shall be terminated.  After any retiring agent’s resignation hereunder as agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was agent under this Agreement.

7.5  Credit Decision.  Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers and the Guarantors, shall not be deemed to constitute any representation or warranty by Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, Property, financial and other condition and creditworthiness of each Borrower and each of the Guarantors, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to each Borrower.  Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of each Borrower and each of the Guarantors.  The Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of each Borrower and each of the Guarantors which may come into the possession of the Agent.

7.6 Agency for Perfection.  Each Lender hereby appoints each other Lender and the Agent as agent and mandatary for the purpose of perfecting and setting-up the Lenders’ security interest in and Lien on assets which can be perfected or set-up by delivery and possession.  Should any Lender (other than the Agent) obtain delivery and possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request shall deliver such collateral to the Agent or in accordance with the Agent’s instructions.

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7.7 Concerning the Collateral and the Related Credit Documents.  Each Lender authorizes and directs the Agent to enter into this Agreement and the other Credit Documents for the ratable benefit and obligation of the Agent and the Lenders, including the Intercreditor Agreement or arrangement described in, or from time to time required pursuant to, this Agreement and the Intercreditor Agreement is binding upon such Lenders.  Each Lender agrees that any action taken by the Agent, as applicable, in accordance with the terms of this Agreement or the other Credit Documents, and the exercise by the Agent, as applicable, of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.  None of the Lenders shall have any right of action whatsoever against the Agent as a result of any action taken by the Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement.  The Agent may affect any amendment or supplement to the Intercreditor Agreement or arrangement described in, or from time to time required pursuant to, this Agreement that is for the purpose of adding the holders of Indebtedness under any other secured or unsecured Indebtedness permitted to be incurred under this Agreement, including on a junior priority basis to any Loan Indebtedness, as contemplated by the terms of the Intercreditor Agreement or arrangement described in, or required from time to time pursuant to, this Agreement, as applicable.

7.8 Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any bankruptcy, insolvency, winding-up or other judicial proceedings relative to any Obligor, the Agent (irrespective of whether the principal of any Loan or other Loan Indebtedness shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent or any Lender shall have made any demand on any Obligor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Advances and all other Loan Indebtedness that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent, the Lenders and their respective agents, advisors and counsel) allowed in such proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and, subject to the terms hereof, to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Lenders to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, as applicable, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due to the Agent under the Credit Documents.

SECTION 8. MISCELLANEOUS.

8.1 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the other Credit Documents, nor consent to any departure by a Borrower or any other Obligor party to such Credit Document, shall in any event be effective unless the same shall be in writing and signed by the Agent, the Borrowers and each Obligor party to such Credit Document and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.2 Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, in each case, to the address and to the attention of a party as advised by such party to the other parties from time to time.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by electronic mail (e-mail) or facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

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8.3 No Waiver; Remedies.  No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in any of the other Credit Documents.

8.4 Right of Setoff.  The Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off, compensate and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness or other obligations at any time owing by the Agent to or for the credit or the account of a Borrower or any other Obligor against any and all of the Loan Indebtedness of such Borrower or any other Obligor now or hereafter existing under this Agreement or any other Credit Document, whether or not the Agent shall have made any demand under this Agreement and although such Loan Indebtedness may be unmatured.  The rights of the Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which the Agent may have.

8.5 Waiver; Etc.  Each Borrower, each other Obligor and each surety, guarantor, endorser and other party ever liable for payment of this Agreement or any part hereof jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Agreement, all without prejudice to the Agent.  The Agent shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said Indebtedness or other Loan Indebtedness, or to release or substitute part or all of the collateral securing this Agreement, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

8.6 Assignments. No Obligor may assign or transfer any of its rights or delegate any of its obligations under this Agreement or any of the other Credit Documents without the Agent’s prior written consent.  Any Lender (the “Assigning Lender”) may sell or otherwise transfer or assign all or any part of its interest in this Agreement and the other Credit Documents to any Person (hereinafter an “Assignee”) without any notice to or consent from each applicable Borrower or any Guarantor, but, with the prior consent of the Agent.  Each Obligor authorize Agent and Lenders to deliver to potential assignees or participants Obligors’ financial information and all other information delivered to Agent and Lenders in furtherance of or pursuant to the terms of this Agreement, the whole subject to usual and customary confidentiality agreements being entered into with such assignees or participants that are no less restrictive than the confidentiality provisions in the Credit Documents.  An assignment shall become effective when the applicable Borrower has been notified of it by the Assigning Lender and has received from the Assignee an undertaking (addressed to all the parties to this Agreement) to be bound by this Agreement and the other Credit Documents and to perform the obligations assigned to it.  Any such Assignee shall be and be treated as a Lender for all purposes of this Agreement and the other Credit Documents, shall be entitled to the full benefit hereof and shall be subject to the obligations to the same extent as if it were an original party in respect of the rights or obligations assigned to it and the Assigning Lender shall be released and discharged accordingly and to the same extent.

8.7 Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT, AS TO ANY OTHER CREDIT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT RESPECT TO ITS CONFLICTS OF LAWS PRINCIPLES.

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8.8 Jurisdiction, Etc.  (a) Each PARTY irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than tHE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Obligor or its properties in the courts of any jurisdiction.

(a) Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.2.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c) Each party agrees (i) to not assert any claim against the Agent, any Lender or any Related Party of the foregoing for special, indirect, consequential or punitive damages arising out of or otherwise relating to or alleged in connection with this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or in any other Credit Document or the actual or proposed use of the Revolving Lines evidenced by this Agreement and (ii) that the Agent, the Lenders and their respective Related Parties shall have no responsibility or liability to any Obligor or any of its Related Parties for any such damages.

8.9 Indemnification.  (a) The Obligors shall, jointly and severally, indemnify the Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Obligor) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Obligor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Obligor against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if any such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

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(b) No Obligor shall, without the prior written consent of the applicable Indemnitee(s), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which such Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee, unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnitee.

8.10 Acknowledgements.  Each Obligor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Agent nor any Lender has any fiduciary relationship with or duty to such Obligor arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Agent and Lenders, on one hand, and such Obligor, on the other hand, in connection herewith or therewith is solely that of debtor or guarantor, as applicable, and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agent and the Lenders or among the Obligors, the Agent and the Lenders.

8.11 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.12 Survival.  All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Agent and the Lenders and shall survive the execution and delivery of this Agreement and the making of the Revolving Advances, regardless of any investigation made by the Agent or any Lender or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans or any other amount payable under this Agreement is outstanding and unpaid.

8.13 Confidentiality. The Agent and the Lenders agree to treat, and cause each of its Affiliates to whom such information is disclosed by the Agent or any Lender to treat, all non-public information provided to the Agent and/or any Lender by any Obligor as confidential information in accordance with customary banking and finance industry practices.

8.14 Headings.  Section headings used herein are for convenience of reference only, and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Credit Document.

8.15 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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8.16 Entire Agreement.  This Agreement and the other Credit Documents represent the final, entire agreement between the parties regarding the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

8.17 Marshaling, Payments Set Aside.  Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Obligor or any other Person or against or in payment of any or all of the Loan Indebtedness.  To the extent that any payment by or on behalf of any Obligor is made to the Agent or any Lender or the Agent or any Lender exercises its right of setoff or enforces any security interest, and such payment or the proceeds of such enforcement or setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Lender in its discretion) to be repaid or returned to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar laws affecting creditors’ rights generally or otherwise, then (a) to the extent of such payment so returned or such recovery, as applicable, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff or other enforcement action, as applicable, had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Loan Indebtedness and the termination of this Agreement.

8.18 USA Patriot Act Notice.  To the extent subject to the PATRIOT Act (as hereinafter defined), each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or Agent, as applicable, to identify each Obligor in accordance with the PATRIOT Act.  Each Obligor shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

8.19 Affirmation.  Each Obligor hereby affirms, acknowledges and agrees that:

(a) the execution, delivery and performance of this Agreement by the Agent and the Lenders shall not be deemed or construed to be a satisfaction, restatement, novation, or release of the Existing Agreement or of any of the other Credit Documents or of the liabilities of the Borrowers and the other Obligors to the Lenders. Neither the execution, delivery and performance of this Agreement by the Agent and the Lender nor any actions taken or not taken by the Agent or any Lender prior to the execution of this Agreement or pursuant hereto or under the Credit Documents shall be deemed or construed as a waiver by the Agent or the Lenders of any rights and remedies and the Agent and the Lenders reserve all of their rights and remedies including those in connection with any existing as of the Agreement Date.  The Obligors have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Credit Documents or their liabilities thereunder to the Agent and the Lenders, or with respect to any other documents or instruments now or heretofore evidencing, securing or in any way relating to any of such liabilities or the Credit Documents, or with respect to the administration or funding of any of the Loan Indebtedness; and

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(b) The Obligors agree that no failure to exercise and no delay in exercising, on the part of the Agent or the Lenders, any right, remedy, power or privilege hereunder or under the Credit Documents, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Each Obligor further agrees that the rights, remedies, powers and privileges provided herein and in the Credit Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Each Obligor further agrees that no remedy conferred upon the Lender under the Credit Documents or this Amendment is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given under the Credit Documents or this Agreement or now or hereafter existing at law or in equity or by statute or any other provision of law.

8.20 Release.  (a) The Obligors acknowledge that the Agent and the Lenders would not enter into this Agreement without the Obligors’ assurance hereunder.  Except for the obligations arising hereafter under this Agreement and the other Credit Documents, on behalf of itself and each of its Subsidiaries, each Obligor hereby absolutely discharges and releases the Agent and the Lenders, any Person that has obtained any interest from the Lender under the Existing Agreement or any Credit Document and each of the Agent’s or Lenders’ former and present partners, stockholders, officers, directors, employees, successors, assignees, affiliates, agents and attorneys (collectively, the “Releasees”) from any known or unknown claims which any Obligor or any of their Subsidiaries now has against the Agent or any Lender or any other Releasee of any nature arising out of or related to any Obligors or any of their Subsidiaries, any dealings with any Obligor or any of their Subsidiaries, any of the Existing Agreement or Credit Documents or any transactions pursuant thereto or contemplated thereby, any collateral of any Person that previously secured or now or hereafter secures any of the Loan Indebtedness, or any negotiations for any modifications to or forbearance or concessions with respect to Existing Agreement or any of the Credit Documents, in each case whether founded in contract, in tort or pursuant to any other theory of liability, and in each case, originating in whole or in part on or before the Agreement Date; provided however that such release shall not be available as to any Releasee to the extent such claims resulted from the gross negligence or willful misconduct of such Releasee or a material breach of its obligations under this Agreement, the Existing Agreement or other Credit Documents by such Releasee.

(a) The provisions, waivers and releases set forth in this section are binding upon each Obligor and such Person’s agents, employees, assigns and successors in interest, as well as the stockholders or other equity holders of each Obligor.  The provisions, waivers and releases of this section shall inure to the benefit of each Releasee.

(b) The Obligors hereby warrant and represent that they or their Subsidiaries are the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and neither the Obligors nor any of their Subsidiaries has heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. The Obligors shall indemnify and hold harmless the Agent and the Lenders from and against any claim, demand, damage, debt, liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

(c) The provisions of this section shall survive payment in full (other than contingent indemnification obligations and cost reimbursement obligations, in each case, to the extent no claim giving rise thereto has been asserted) of the Loan Indebtedness, full performance of all the terms of this Agreement, the Existing Agreement and each other Credit Document, and/or the Agent’s and each Lender’s actions to exercise any remedy available under this Agreement, the Existing Agreement and the other Credit Documents or otherwise.

8.21 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

8.22 Electronic Execution.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each Borrower, the other Obligors party hereto, the Agent and the Lenders have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

GOODLAND ADVANCED FUELS, INC.

By:	/s/ Eric McAfee
Name:	Eric McAfee
Title:	Chief Executive Officer

AEMETIS CARBON CAPTURE, INC.

By:	/s/ Eric McAfee
Name:	Eric McAfee
Title:	Chief Executive Officer

OTHER OBLIGORS:

AEMETIS, INC.
AEMETIS ADVANCED PRODUCTS KEYES, INC.
AEMETIS ADVANCED FUELS KEYES, INC.
AEMETIS PROPERTY KEYES, INC.
AEMETIS RIVERBANK, INC.
AEMETIS PROPERTIES RIVERBANK, INC.
AEMETIS ADVANCED PRODUCTS RIVERBANK, INC.
AEMETIS HEALTH PRODUCTS, INC.
AEMETIS INTERNATIONAL, INC.
AEMETIS TECHNOLOGIES, INC.
AE ADVANCED FUELS, INC.
AEMETIS BIOFUELS, INC.
AEMETIS AMERICAS, INC.
AEMETIS ADVANCED FUELS, INC.
AEMETIS FACILITY KEYES, INC.
ENERGY ENZYMES, INC.
AE BIOFUELS, INC.
AEMETIS ADVANCED BIOREFINERY KEYES, INC.

By:	/s/ Eric McAfee
Name:	Eric McAfee
Title:	Chief Executive Officer

[signatures follow on next page]

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AGENT:
THIRD EYE CAPITAL CORPORATION

By:	/s/Arif N. Bhalwani
Name: Arif N. Bhalwani
Title: Managing Director

Address:	181 Bay Street, Suite 2830 Toronto, Ontario, M5J 2T3

Attention: Arif N. Bhalwani Facsimile: (416) 981-3393
e-mail: ops@thirdeyecapital.com

LENDER:
MBI/TEC PRIVATE DEBT OPPORTUNITIES FUND II, L.P.

By: THIRD EYE ASSET MANAGEMENT INC.
Its: Investment Manager

By:	/s/Arif N. Bhalwani
Name: Arif N. Bhalwani
Title: President & CEO

Address:	181 Bay Street, Suite 2830
Toronto, Ontario, M5J 2T3

Attention: Arif N.Bhalwani
Facsimile: (416) 981-3393
e-mail: ops@thirdeyecapital.com

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